	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(Amendment No.  )*

	Airgas Inc.
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	009363102
	(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	009363102
		---------

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 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Investors. N.A.,  943112180
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(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
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(3) SEC Use Only

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(4) Citizenship or Place of Organization
	U.S.A.
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Number of Shares				(5) Sole Voting Power
Beneficially Owned					3,125,222
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							3,322,422
						------------------------------
						(8) Shared Dispositive Power
							0
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	3,322,422
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	4.80%
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(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	009363102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Fund Advisors
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					409,932
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							413,132
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	413,132
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.60%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	009363102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Investors, LTD.
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	United Kingdom
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					3,780
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							3,780
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	3,780
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

ITEM 1(A).	NAME OF ISSUER
			Airgas Inc
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ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			259 North Radnor-Chester Rd Ste 100
			Radnor, PA 19087-5283
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ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Investors, N.A.
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ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
			San Francisco, CA 94105
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ITEM 2(C).	CITIZENSHIP
			U.S.A
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ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
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ITEM 2(E).	CUSIP NUMBER
			009363102
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ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).

(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).

(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).

(e) //	Investment Adviser in accourdance with section 240.13d(b)(1)(ii)(E).

(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).

(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).

(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).

(i) //	A church plan that is excluded from the defination of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).

(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			Airgas, Inc.
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ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			259 North Radnor-Chester Rd Ste 100
			Radnor, PA 19087-5283
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Fund Advisors
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
			San Francisco, CA 94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
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ITEM 2(E).	CUSIP NUMBER
			009363102
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ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).

(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).

(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).

(e) //	Investment Adviser in accourdance with section 240.13d(b)(1)(ii)(E).

(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).

(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).

(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).

(i) //	A church plan that is excluded from the defination of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).

(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			Airgas, Inc.
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ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			259 North Radnor-Chester Rd Ste 100
			Radnor, PA 19087-5283
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Investors, LTD
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ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Murray House, 1 Royal Mint Court
			London, England EC3 NHH
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ITEM 2(C).	CITIZENSHIP
			U.S.A
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ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
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ITEM 2(E).	CUSIP NUMBER
			009363102
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ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).

(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).

(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).

(e) //	Investment Adviser in accourdance with section 240.13d(b)(1)(ii)(E).

(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).

(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).

(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).

(i) //	A church plan that is excluded from the defination of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).

(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		3,739,334
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(b)  Percent of Class:
		5.40%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		3,538,934
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		0
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		3,739,334
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		0
              ----------------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
	THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable


ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not applicable


ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable

ITEM 10.	CERTIFICATION


	(a) The following certification shall not be inlcuded if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the efect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be inlcuded if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						January 9, 2002
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						Date

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						Signature

						Rebecca Brubaker
						Manager of Compliance
				      ---------------------------------------
						Name/Title